Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Spectrum Signal Processing Inc.
We consent to the incorporation by reference in the registration statement (No. 333-30136) on Form S-8 of Spectrum Signal Processing Inc. of our report dated February 3, 2007, except as to note 15, which is as of March 23, 2007, with respect to the consolidated balance sheets of Spectrum Signal Processing Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 20-F of Spectrum Signal Processing Inc.
Our report dated February 3, 2007, except as to note 15, which is as of March 23, 2007, contains an explanatory paragraph that states that Spectrum Signal Processing Inc. has suffered recurring losses from operations and has experienced negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our report also refers to a change in the method of accounting for stock-based compensation as discussed in note 2 to the consolidated financial statements.
As discussed in note 3, the consolidated financial statements as at December 31, 2005 and for the years ended December 31, 2005 and December 31, 2004 have been restated.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
March 23, 2007